UNDERSTANDING of COMPENSATION
                            DAVID SHUMATE - EXECUTIVE


1.       Employment.

                  Employment and Term: This Understanding of Compensation does not establish any contractual relationship; that its provisions, including salary, hours, benefits and terms and conditions of employment may be changed at any time by management; and that this Understanding of Compensation is not a guarantee of future or present employment policies. Neither this Understanding of Compensation nor any verbal or written statement by any official of Pallet Management Systems, Inc. is an employment contract and that either the Company or the Executive can terminate the employment relationship at any time, as Executive is an "at-will employee".

                  Duties of Executive. The Executive shall serve as an Executive Vice and shall perform the duties of an executive commensurate with such position. Reports to the President of the Company. The Executive shall devote his full time business hours to the business and affairs of the Company. The Job Duties of the Executive will consist of, but not limited to the following description:

         Job Description

                     Key Goal
                           -   Monitors and Implements Profitability of Company Operations

                     Areas of Responsibility
                           -   Leadership and Direction of Operations / Sales / Customer Service
                           -   Growth of new business
                           -   Contribute as Member of Executive Team

                     Objectives
                           -   Second and Third Quarter 1999
                               -   Organization (top priority)
                                   -   Develop Organizational Structure
                                   -   Increase profit Margins

                               -   Manufacturing (top priority)
                                   -   Hire Director of Manufacturing
                                   -   Improve Manufacturing Margins

                               -   Remediation
                                   -   Develop Network
                                   -   Target Companies
                                   -   Develop Sales Force

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


                               -   Sales
                                   -   Understand Nelson Capabilities
                                   -   Review Personnel
                                   -   Develop Sales Force
                                   -   Develop Customer Service

                               -   First and Second Quarter 2000
                                   -   Manufacturing
                                   -   Improve Quality
                                   -   ISO 9000 Certification

                               -   Remediation
                                   -   Develop Pilot Program
                                   -   Position for Long Term Growth

                               -   Sales
                                   -   Develop Business Plan for Base Business, Niche Marketing and Remediation
                                   -   Develop Sales Training Program
                                   -   Institute Sales Performance Management System
                                   -   Institute Weekly Reporting

                  Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company's executive offices in Cary, North Carolina. The Company has the option to retain the Executive with the understanding that the Executive will maintain an office in the Atlanta, Georgia area, with a budget of $500 per month. Any expenses relating to this office above the budgeted amount will be paid by the Executive. The Company, at its sole discretion, may require the Executive to relocate to the Cary, North Carolina area, or any other location where the company has executive offices and terminate any budget for an office outside of these areas. Any such relocation shall be at the sole expense of the Executive.

         2. Compensation.

                   Base Salary. The Executive shall receive a base salary at the weekly rate of $3,000, subject to adjustments herein described (the "Base Salary"). The Base Salary shall be subject to applicable withholding and other taxes. Commencing on the Second Anniversary Date (July 1st), and each Anniversary Date thereafter, the Base Salary shall be increased, but shall not be decreased, by that percentage by which the Consumer Price Index (All Items Less Shelter), Urban Wage Earners and Clerical Workers, for Metropolitan Areas published by the United States Government (the "Index") for the immediately preceding calendar year exceeds such index for the next preceding calendar year. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living as computed and published by an agency of the United States government or, if no such agency computes and publishes such statistics, by any regularly published national periodical that does compute and publish such statistics.

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

                  Additional Cash Compensation. Executive shall be entitled to receive a bonus calculated as follows:

                  (a) For the fiscal year ending June, 1999, Executive shall receive a bonus equal to one eighth the percentage of Base Salary annualized, equal to the percentage that fully diluted pre-tax earnings per share, is in excess of $.20 up to 15% of Base Salary (if income is $.25, then the bonus would be 2.5% of base salary earned). Executive shall not be entitled to a bonus if earnings per share is less than $.20.

                  (b) For the fiscal year ending June 30, 2000 and future years, the bonus will be equal to one quarter percentage of Base Salary earned for the year equal to the percentage increase in fully diluted pre tax earnings per share over the prior fiscal year up to 50% of Base Salary, provided that the base for the bonus computation for any year cannot increase more than 100% from the prior year even if fully diluted pre-tax earnings per share, increases by more than 100% (i.e., if the fully diluted pre-tax earnings per share for 2000 was $.40 and for 2001 was $1.00, the base for bonus computation purposes will be $.80 or 100% of the prior year), provided further, that if fully diluted earnings per share decreases from the prior year base, then no bonus is payable.

                  (c) Executive's bonus shall be paid no later than ten business days after the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission if the Company is a public company, and if not a public company, within ten business days of the completion of its annual audit.

                  Stock Options. (a) Effective on the Execution Date, the Executive shall be granted 20,000 options with an exercise price equal to the fair market value of the Company's Common Stock on the grant date. The terms shall be set forth in a separate stock option agreement.

                  (b) At the beginning of each fiscal year commencing with fiscal 2000, Executive shall be granted stock options under the Company's stock option plans to purchase shares of Common Stock equal to not less than one quarter percent (1/4%) of the shares then outstanding, with an exercise price equal to the fair market value of the Company's Common Stock on the grant date. The terms shall be set forth in a separate stock option agreement.


                  (c) Effective the Commencement Date, Executive shall be granted 25,000 Stock Appreciation Rights under the Company's stock option plan that shall vest only upon a "Change of Control" as defined elsewhere. The exercise price shall be the fair market value of the Company's Common Stock on the grant date and can only be exercised if the Executive is employed by the company at the time of exercise.

         3. Expense Reimbursement and Other Benefits.

                  Expense Reimbursement. During the Term, the Company, upon the submission of supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

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


                  Other Benefits. The Company shall obtain or shall continue in force comprehensive health insurance coverage, including dental coverage, either group or individual, for the Executive and his dependents, and shall obtain or shall continue in force disability and life insurance for the Executive, which the Company shall keep in effect at its sole expense throughout employment. The life insurance policy shall have a minimum face amount of $250,000 and the disability insurance shall have the maximum amount obtainable and an elimination period of not more than one year, as it becomes available. Mr. Shumate shall have the right to name the beneficiaries of the life insurance policy and, if he leaves the employ of the Company for any reason, to own the policy and any benefits therefrom, including any cash value.

                  Automobile Allowance. The Executive's allowance for automobile, being $1,000 monthly. The Executive will be reimbursed for all operating fluids used in the automobile via submission of expense reports.

                  Vacation. Executive shall be entitled to reasonable vacations during each year of the Term, the time and duration thereof to be determined by mutual agreement between Executive and the Company.

         4. Restrictive Covenants. - Must sign non-compete and non-disclosure agreement as attached.

         IN WITNESS WHEREOF, this Understanding has been duly signed by the parties hereto on the day and year first above written.

         Date of Execution: January 15, 1999

         Date of Commencement: January 31, 1999

                                       PALLET MANAGEMENT SYSTEMS, INC.



                                       By: /s/Zachary M. Richardson
                                           -----------------------------------
                                              ZACHARY M. RICHARDSON, President



                                           /s/ David Shumate
                                           -----------------------------------
                                              DAVID SHUMATE, Executive


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